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                                                             Exhibit (d)(3)(xiv)

                    CDC IXIS ASSET MANAGEMENT ADVISERS, L.P.
                               399 Boylston Street
                                Boston, MA 02116

February 12, 2004

Hansberger Global Investors, Inc.
515 East Las Olas Blvd.
Suite 1300
Fort Lauderdale, Florida  33301
Attn: J. Christopher Jackson

CDC Nvest Funds Trust I
CDC Nvest Star International Fund
399 Boylston Street
Boston, MA  02116
Attn: Nicholas Palmerino, Treasurer

Re: CDC Nvest Star International Fund Sub-Advisory Agreement Addendum

Dear Gentlemen:

The Sub-Advisory Agreement dated March 1, 2002 among CDC Nvest Funds Trust I (the "Fund") with respect to its CDC Nvest Star International Fund (formerly, CDC Nvest Star Worldwide Fund) (the "Series"), CDC IXIS Asset Management Advisers, L.P. (the "Manager") and Hansberger Global Investors, Inc. (the "Sub-Adviser") is hereby revised effective March 1, 2004 (1) to delete all reference to the Series' current name and to replace the name with "Hansberger International Fund" and (2) to delete section 7 and to replace it with the following:

7. Compensation of the Sub-Adviser. As full compensation for all services rendered, facilities furnished and expenses borne by the Sub-Adviser hereunder, the Sub-Adviser shall be paid in an amount equal to the annual rate of 0.45% of the first $200 million of average daily net assets of the Series and 0.40% over $200 million of such assets (or such lesser amount as the Sub-Adviser may from time to time agree to receive). Such compensation shall be paid by the Trust (except to the extent that the Trust, the Sub-Adviser and the Manager otherwise agree in writing from time to time). Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Manager is paid by the Series pursuant to the Advisory Agreement.

To indicate your approval and acceptance of the terms of this letter, please sign below where indicated.

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Sincerely,

---------------------
Scott E. Wennerholm
Executive Vice President, Treasurer, Chief Financial Officer and Chief Operating
 Officer


ACCEPTED AND AGREED TO:
CDC Nvest Funds Trust I for
CDC Nvest Star International Fund


By:    __________________________
       Nicholas Palmerino
Title: Treasurer

Date:  February 12, 2004


ACCEPTED AND AGREED TO:
Hansberger Global Investors, Inc.


By:    __________________________
Name:
Title:

Date:  February __, 2004

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